Exhibit 99.1

GFI Group Inc. Announces First Quarter 2010 Results;

Declares Quarterly Cash Dividend

•                  Revenues: $220.8 Million
•                  GAAP Net Income: $13.4 Million or $0.11 per Diluted Share
•                  Non-GAAP Net Income: $14.4 Million or $0.12 per Diluted Share
•                  Quarterly Cash Dividend Declared of $0.05 per Share

New York,  April 29, 2010 – GFI Group Inc. (Nasdaq: GFIG), a leading provider of wholesale brokerage, electronic execution and trading support products for global financial markets, today announced financial results for the first quarter ended March 31, 2010.

Highlights

•                  Total revenues for the first quarter of 2010 were $220.8 million compared with $216.2 million in the first quarter of 2009, an increase of 2%.  On a non-GAAP basis, total revenues rose 4% to $220.9 million in the first quarter of 2010 from $212.3 million in the first quarter of 2009.

•                  Brokerage revenues for the first quarter of 2010 rose 3% to $204.1 million compared with $197.6 million in the first quarter of 2009.

•                  Compensation and employee benefits expense in the first quarter of 2010 was 65.5% of total revenues on both a GAAP and non-GAAP basis. This compares with 67.3% of total revenues on a GAAP basis and 66.7% of total revenues on a non-GAAP basis in the first quarter of 2009.

•                  Non-compensation expenses were 25.4% of total revenues on a GAAP basis and 24.7% on a non-GAAP basis in the first quarter of 2010.  This compares with 24.3% of total revenues on a GAAP basis and 23.8% on a non-GAAP basis in the first quarter of 2009.

•                  Net income for the first quarter of 2010 increased 15% to $13.4 million, or $0.11 per diluted share, compared with $11.6 million, or $0.10 per diluted share, in the first quarter of 2009.  On a non-GAAP basis, net income increased 11% to $14.4 million, or $0.12 per diluted share, for the first quarter of 2010, compared with $12.9 million, or $0.11 per diluted share, in the first quarter of 2009.

Michael Gooch, Chairman and Chief Executive Officer of GFI, commented: “Our revenue growth in the first quarter of 2010 was in line with our forecast and was accompanied by improved profitability.

“Our markets continued to stabilize in the first quarter as we recorded sequential improvement in all product categories, as well as the highest level of brokerage revenues since the third quarter of 2008.  While our first quarter is normally our strongest each year, the diversity and balance of our business also enabled us to take advantage of areas of market strength.

“Our Credit product revenues increased 36% from the fourth quarter of 2009 although they were 4% lower than the first quarter of 2009.  Within the Credit category, which is our largest, our revenues from credit derivatives increased 62% sequentially and were 25% higher than the first quarter of 2009. This was due in part to a better overall business environment, increased electronic trading on our
CreditMatch® platform, and heightened volatility tied to the sovereign debt crisis in Greece.  We also believe there is correlation between the growth in cleared index and single-name credit derivative volumes and our rising credit derivative volumes.  Our revenues from cash fixed income products increased 19% over the fourth quarter of 2009, but they decreased 20% from the first quarter of 2009 due, in large part, to competitive pressure in the U.S., which offset the growth in cash fixed income revenues in Europe and Asia-Pacific.

“Equity product revenues increased 4% sequentially, but were 11% lower than the first quarter of 2009 because of comparatively lower equity market volatility and trading volumes in the U.S.  Our revenues from European and Asia-Pacific equity products improved both sequentially and over the first quarter of 2009.

“The continued recovery in emerging markets and Asia contributed to strong growth in our financial product revenues, which increased 21% sequentially and 23% over the first quarter of 2009.  This growth reflected increases across all regions sequentially and year over year.

“Commodity product revenues rose 22% over the fourth quarter of 2009 and 21% over the first quarter of 2009. This reflected the continued stabilization of the global economy.

“Compensation and employee benefits expense, our largest expense category, improved when measured as a percentage of revenues compared with both the first and fourth quarters of 2009. Non-compensation expense also improved as a percentage of revenues compared with the fourth quarter of 2009, but was higher than the first quarter of 2009 mainly because of higher professional fees and increased travel and promotion expenses.  Controlling expenses remains an area of priority and focus for us.

“Looking at the second quarter of 2010 to date, our preliminary non-GAAP brokerage revenues for the quarter (through April 28, 2010) are tracking flat to up slightly compared with non-GAAP revenues for the same period last year.”

“In the first quarter of 2010 we saw a continued return on our investment in technology over the past several years as our markets move increasingly to automation and transparency. Electronic trading remained strong in Europe and trading on our CreditMatch® and EnergyMatch® hybrid brokerage platforms continued to gain traction in North America.

Mr. Gooch concluded:  “We have entered the second quarter of 2010 with the markets showing continued signs of stability.  We plan to continue to build on our strength and diversity and capitalize on market opportunities that develop.  We are also pleased to declare a quarterly cash dividend to our shareholders.”

Revenues

For the first quarter of 2010, total revenues were $220.8 million on a GAAP basis and $220.9 million on a non-GAAP basis.  This compares with total revenues of $216.2 million on a GAAP basis and $212.3 million on a non-GAAP basis in the first quarter of 2009.

Brokerage revenues in the first quarter of 2010 were $204.1 million compared with $197.6 million in the first quarter of 2009. Revenues from financial products increased 23% and commodity product revenues increased 21% from the first quarter of 2009, while fixed income product and equity product revenues decreased 4% and 11%, respectively, from the prior year period.  By geographic region, brokerage revenues for the first quarter of 2010 increased 28% in Asia-Pacific and 16% in EMEA while decreasing 14% in the Americas compared with the first quarter of 2009.

Revenues from trading software, analytics and market data products for the first quarter of 2010 were $14.9 million, up 14% from the first quarter of 2009.

Expenses

For the first quarter of 2010, compensation and employee benefits expense was $144.7 million on a GAAP and non-GAAP basis. This compares with $145.5 million on a GAAP basis and $141.7 million on a non-GAAP basis in the first quarter of 2009.  Compensation and employee benefits expense declined to 65.5% of total revenues on both a GAAP and non-GAAP basis in the first quarter of 2010 from 67.3% of total revenues on a GAAP basis and 66.7% on a non-GAAP basis, in the first quarter of 2009.

On a GAAP basis, non-compensation expenses for the first quarter of 2010 were $56.0 million or 25.4% of total revenues compared with $52.6 million or 24.3% of total revenues in the first quarter of 2009.  On a non-GAAP basis, non-compensation expenses for the first quarter of 2010 were $54.6 million or 24.7% of total revenues, excluding $1.4 million in intangible asset amortization.  This compares with $50.4 million or 23.8% of total revenues in the first quarter of 2009, which excludes $1.4 million in intangible asset amortization and $0.8 million related to the termination of a joint venture.

The effective tax rate for the first quarter of 2010 was 33.5% as compared with 36.0% in the first quarter of 2009 on a GAAP basis and non-GAAP basis due to a shift in the geographic mix of earnings towards jurisdictions with lower tax rates.

Earnings

Net income for the first quarter of 2010 was $13.4 million, or $0.11 per diluted share, compared with net income of $11.6 million, or $0.10 per diluted share, in the first quarter of 2009.  On a non-GAAP basis, net income for the first quarter of 2010 was $14.4 million, or $0.12 per diluted share, compared with $12.9 million or $0.11 per diluted share for the first quarter of 2009.

Non-GAAP Financial Measures

To supplement GFI’s unaudited financial statements presented in accordance with GAAP, the Company uses certain non-GAAP measures of financial performance.  The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies.  In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.  The non-GAAP financial measures used by GFI include non-GAAP revenues, non-GAAP net income and non-GAAP diluted earnings per share.  These non-GAAP financial measures currently exclude amortization of acquired intangibles and certain other items that management views as non-operating or non-recurring from the Company’s statement of income as detailed below.

In addition, GFI may consider whether other significant non-operating or non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses.  The non-GAAP financial measures also take into account income tax adjustments with respect to the excluded items.

GFI believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook.  GFI’s management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods.

In addition to the reasons stated above, which are generally applicable to each of the items GFI excludes from its non-GAAP financial measures, the Company believes it is appropriate to exclude amortization of acquired intangibles because when analyzing the operating performance of an acquired business, GFI’s management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid) without taking into consideration any charges for allocations made for accounting purposes.  Further, because the purchase price for an acquisition necessarily reflects the accounting value assigned to intangible assets, when analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of acquired intangible assets on its financial results.  GFI believes that such an approach is useful in understanding the long-term return provided by an acquisition and that investors benefit from a supplemental non-GAAP financial measure that excludes the accounting expense associated with acquired intangible assets.

Set forth below is specific detail regarding items excluded in our non-GAAP financial measures.  A reconciliation of the non-GAAP to GAAP figures follows this press release.

In the first quarter of 2010, the difference between GAAP and non-GAAP revenues was $0.1 million and the difference between the GAAP net income and non-GAAP net income was $1.0 million and reflected for non-GAAP purposes:

•                  The exclusion from revenues of a $0.1 million mark-to-market unrealized loss on forward hedges of future foreign currency revenues;

•                  The exclusion of $1.4 million of amortization on all acquired intangible assets; and

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $0.5 million.

In the first quarter of 2009, the difference between GAAP and non-GAAP revenue was $3.9 million and the difference between GAAP and non-GAAP net income was $1.3 million and reflected for non-GAAP purposes:

•                  The exclusion from revenues of:

•                  a $3.2 million mark-to-market unrealized gain on forward hedges of future foreign currency revenues;

•                  a $0.7 million gain on the Company’s exchange of its investment in The Clearing Corporation for an investment in a holding company of ICE Trust;

•                  The exclusion of $1.4 million of amortization on all acquired intangible assets;

•                  The exclusion of $4.6 million related to severance and other restructuring initiatives, including an $0.8 million charge relating to the termination of a joint venture; and

•                  The effect of adjusting for these items would increase the Company’s income tax expense by $0.7 million.

Dividend Declaration

The Board of Directors of GFI Group has declared a quarterly cash dividend of $0.05 per share payable on May 28, 2010 to shareholders of record on May 14, 2010.

Conference Call

GFI has scheduled an investor conference call to discuss the results at 8:30 a.m. (Eastern Time) on Friday, April 30. Those wishing to listen to the live conference call via telephone should dial 800-573-4752 in North America, passcode 79084273; and +1 617-224-4324 in Europe, same passcode.

A live audio web cast of the conference call will be available on the Investor Relations section of GFI’s Website. For web cast registration information, please visit: http://www.gfigroup.com. Following the conference call, an archived recording will be available at the same site.

Supplementary Financial Information

GFI Group has posted details of its historical monthly brokerage revenues on the Investor Relations page of its web site under the heading Supplementary Financial Information. The Company currently plans to post this information quarterly in conjunction with its announcement of earnings, but does not undertake a responsibility to continue to provide or update such information.

About GFI Group Inc. www.GFIgroup.com

GFI Group Inc. (Nasdaq: “GFIG”) is a leading provider of wholesale brokerage, electronic execution and trading support products for global financial markets. GFI Group Inc. provides brokerage services,

market data, trading platform and analytics software products to institutional clients in markets for a range of fixed income, financial, equity and commodity instruments.

Headquartered in New York, GFI was founded in 1987 and employs more than 1,700 people with additional offices in London, Paris, Hong Kong, Seoul, Tokyo, Singapore, Sydney, Cape Town, Santiago, Dubai, Dublin, Tel Aviv, Calgary, Englewood (NJ) and Sugar Land (TX). GFI Group Inc. provides services and products to over 2,400 institutional clients, including leading investment and commercial banks, corporations, insurance companies and hedge funds. Its brands include GFISM, GFInet®, CreditMatch®, GFI ForexMatch®, EnergyMatch®, FENICS®, Starsupply®, Amerex®, and Trayport®.

Forward-looking statement

Certain matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of GFI Group Inc. (the “Company”) and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: economic, political and market factors affecting trading volumes; securities prices or demand for the Company’s brokerage services; competition from current and new competitors; the Company’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; the Company’s ability to identify and develop new products and markets; changes in laws and regulations governing the Company’s business and operations or permissible activities; the Company’s ability to manage its international operations; financial difficulties experienced by the Company’s customers or key participants in the markets in which the Company focuses its brokerage services; the Company’s ability to keep up with technological changes; and uncertainties relating to litigation. Further information about factors that could affect the Company’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

GFI Group Inc.	Comm-Partners LLC
Christopher Giancarlo	June Filingeri
Executive Vice President - Corporate Development	203-972-0186
212-968-2992	junefil@optonline.net
investorinfo@gfigroup.com

Chris Ann Casaburri
Investor Relations Manager
212-968-4167
chris.casaburri@gfigroup.com

Media Contact:

GFI Group Inc.
Patricia Gutierrez
Vice President - Public Relations
212-968-2964
patricia.gutierrez@gfigroup.com

-   FINANCIAL TABLES FOLLOW –

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GFI Group Inc. and Subsidiaries

Consolidated Statements of Income (unaudited)

(In thousands except share and per share data)

	Three Months Ended
	March 31,
	2010	2009
REVENUES:
Brokerage revenues:
Agency commissions	$143,830	$125,399
Principal transactions	60,296	72,215
Total brokerage revenues	204,126	197,614
Software, analytics and market data	14,900	13,052
Interest income	240	497
Other income	1,509	5,072
Total revenues	220,775	216,235

EXPENSES:
Compensation and employee benefits	144,663	145,548
Communications and market data	11,886	11,498
Travel and promotion	8,893	7,480
Rent and occupancy	5,431	4,734
Depreciation and amortization	8,184	7,839
Professional fees	6,597	5,091
Clearing fees	7,424	8,107
Interest	2,575	2,469
Other expenses	5,008	5,344
Total expenses	200,661	198,110

INCOME BEFORE PROVISION FOR INCOME TAXES	20,114	18,125

PROVISION FOR INCOME TAXES	6,738	6,525

NET INCOME (LOSS)	$13,376	$11,600

Basic earnings (loss) per share	$0.11	$0.10
Diluted earnings (loss) per share	$0.11	$0.10

Weighted average shares outstanding - basic	118,606,954	118,364,233

Weighted average shares outstanding - diluted	122,861,743	120,400,536

GFI Group Inc. and Subsidiaries

Consolidated Statements of Income (unaudited)

As a Percentage of Total Revenues

	Three Months Ended
	March 31,
	2010	2009
REVENUES:
Brokerage revenues:
Agency commissions	65.1%	58.0%
Principal transactions	27.3%	33.4%
Total brokerage revenues	92.4%	91.4%
Software, analytics and market data	6.7%	6.0%
Interest income	0.1%	0.2%
Other income	0.8%	2.4%
Total revenues	100.0%	100.0%

EXPENSES:
Compensation and employee benefits	65.5%	67.3%
Communications and market data	5.4%	5.3%
Travel and promotion	4.0%	3.5%
Rent and occupancy	2.5%	2.2%
Depreciation and amortization	3.7%	3.6%
Professional fees	3.0%	2.4%
Clearing fees	3.4%	3.7%
Interest	1.2%	1.1%
Other expenses	2.3%	2.5%
Total expenses	91.0%	91.6%

INCOME BEFORE PROVISION FOR INCOME TAXES	9.0%	8.4%

PROVISION FOR INCOME TAXES	3.1%	3.0%

NET INCOME (LOSS)	5.9%	5.4%

GFI Group Inc. and Subsidiaries

Selected Financial Data (unaudited)

(Dollars in thousands)

	Three Months Ended
	March 31,
	2010	2009

Brokerage Revenues by Product Categories:
Credit	$71,484	$74,404
Financial	38,110	31,091
Equity	47,566	53,394
Commodity	46,966	38,725

Total brokerage revenues	$204,126	$197,614

Brokerage Revenues by Geographic Region:
Americas	$77,401	$89,537
Europe, Middle East, and Africa	107,877	93,306
Asia-Pacific	18,848	14,771

Total brokerage revenues	$204,126	$197,614

	March 31,	December 31,
	2010	2009

Consolidated Statement of Financial Condition Data:
Cash and cash equivalents	$310,426	$342,379
Total assets (1)	1,071,405	952,094
Total debt, including current portion	173,900	173,688
Stockholders’ equity	495,381	484,102

Selected Statistical Data:
Brokerage personnel headcount (2)	1,091	1,082
Employees	1,789	1,768
Broker productivity for the period (3)	$187	$155

(1)

Total assets include receivables from brokers, dealers and clearing organizations of $214.9 million and $87.7 million at March 31, 2010 and December 31, 2009, respectively. These receivables primarily represent securities transactions entered into in connection with our matched principal business which have not settled as of their stated settlement dates. These receivables are substantially offset by corresponding payables to brokers, dealers and clearing organizations for these unsettled transactions.

(2)	Brokerage personnel headcount includes brokers, trainees and clerks.

(3)	Broker productivity is calculated as brokerage revenues divided by average monthly brokerage personnel headcount for the quarter.

GFI Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)

(In thousands except share and per share data)

	Three Months Ended
	March 31,
	2010	2009

GAAP revenues	$220,775	$216,235
Gain on exchange of cost-method investments (a)	—	(697)
Mark-to-market (gain)/loss on forward hedges of future foreign currency revenues (a)	98	(3,242)
Total Non-GAAP Revenues	220,873	212,296

GAAP expenses	200,661	198,110
Non-operating adjustments:
Amortization of intangibles	(1,397)	(1,372)
Severance and other restructuring	—	(4,644)
Total Non-GAAP adjustments (a)	(1,397)	(6,016)
Non-GAAP operating expenses	199,264	192,094

GAAP income before provision for income taxes	20,114	18,125
Sum of Non-GAAP items = (a)	1,495	2,077
Non-GAAP income before tax provision	21,609	20,202

GAAP provision for income taxes	6,738	6,525

Income tax impact on Non-GAAP items (b)	501	748

Non-GAAP provision for income taxes	7,239	7,273

GAAP net income	13,376	11,600

Sum of Non-GAAP adjustments [ (a) - (b) ]	994	1,329
Non-GAAP net income	$14,370	$12,929

GAAP basic net income per share	$0.11	$0.10

Basic non-operating income per share	0.01	0.01

Non-GAAP basic net income per share	$0.12	$0.11

GAAP diluted net income per share	$0.11	$0.10

Diluted non-operating income per share	0.01	0.01

Non-GAAP diluted net income per share	$0.12	$0.11

Weighted average Non-GAAP shares outstanding - basic	118,606,954	118,364,233

Weighted average Non-GAAP shares outstanding - diluted	122,861,743	120,400,536